Exhibit 10.1
BOTTLING AGREEMENT

This Bottling Agreement (this “Agreement”), dated as of October 9, 2015 (the “Effective Date”), is made and entered into by and between True Drinks, Inc., a Delaware corporation (“Company”), and Niagara Bottling, LLC, a Delaware limited liability company (“Packer”).

RECITALS

Whereas, Packer fills, packs and provides bottling services and products desired by Company;

Whereas, Company is a developer, marketer and distributor of bottled products who desires to purchase bottled products produced by Packer; and

WHEREAS, Vincent C. Smith is a financial investor (“Investor”) in the Company and has agreed to provide the financial backing of Company as evidenced by the Personal Guaranty of Bottling Agreement executed on October 9, 2015; and

WHEREAS, in the event of any change in or transfer of the Investor, or the like, such new Investor in the Company must be approved in writing by the Packer prior to any such change or transfer occurring; and

Whereas, Packer desires to sell to Company and Company desires to purchase from Packer an uninterrupted supply of bottled products sufficient to meet Company’s ongoing requirements under the terms and conditions contained herein.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and intending to be legally bound thereby, the parties hereto agree as follows:

AGREEMENT

1. Definitions/Exhibits.

1.1 Definitions.  In this Agreement, except as expressly provided or as the context otherwise requires:

“3PL” means a warehousing facility operated by a third party logistics provider.

“Annual Commitment” means the annual forecast of minimum Case quantities delivered by Company to Packer pursuant to Section 2.1.

“Annual Production Schedule” means for each Contract Year during the Term, the production of Cases will take place based on Rolling 3 Month Forecasts provided by Company to Packer.  Packer will then schedule the production of Cases, as Packer determines in its sole discretion, but in any event, in support of the Company’s Rolling 3-Month Forecast and its then current Annual Commitment.  Company shall issue Purchase Order’s to Packer as needed and as requested by Packer in order to support meeting the Company’s Rolling 3-Month Forecasts and its then current Annual Commitment.

“Bottled Product” means those products set forth on Exhibit A which shall be processed and bottled by Packer in accordance with the Specifications.  If the parties agree to add any new or additional Bottled Product, Exhibit A shall be amended in writing accordingly.

“Bottles” means those beverage containers which conform to the Bottle Specifications.  Furthermore, Packer reserves the right to modify the Bottle Specifications for the Bottle’s design in order to maximize the through put of the Bottles and Cases through bottling lines, machines and the supply chain with the Packer having sole determination of such acceptable through put, and Company will be provided reasonable approval of any material changes to the Bottle Specification, with said approval not to be unreasonably conditioned or withheld.

“Bottle Specifications” means those specifications related to the dimensions, technical, mechanical and structural elements of the Bottle, cap and label, excluding the Company Marks, as provided in Exhibit G.

“Case” means a pack of 24 (twenty four) Bottles of Bottled Product in a printed corrugated tray and registered shrink film.

“Commencement of Production Date” means the date that the Packer determines in its sole discretion that Packer has completed its Ramp-Up and is prepared to begin producing Bottled Product to meet the Company’s first production under the Company’s first Annual Commitment.

“Company Marks” means the content displayed upon the label, cap and Bottled Product packaging including, but not limited to, the trademarks, trade names, trade dress, copyright, logos, artwork, nutritional facts, or other advertising slogans owned by Company or licensed by Company from a third party, excluding any content belonging to Packer.

“Company Materials” means all goods and substances supplied by Company to be used in the production and packaging of the Bottled Product by Packer, including, but not limited to, the items listed in Exhibit D and such other items as the parties may agree from time to time, in which case Exhibit D shall be amended in writing accordingly.

“Contract Year” means a twelve (12) month period of time beginning on the Commencement of Production Date.

“Minimum Per Flavor Run” means twenty thousand (20,000) Cases unless Packer decides, in its sole discretion, to run a lesser quantity.

“Minimum Run” means a minimum of three hundred eighty five thousand (385,000) Cases per individual production run requested by Packer via a Purchase Order unless Packer decides, in its sole discretion, to request or run a lesser quantity.

“Order Release” means Company notifies Packer via EDI on a specific shipment of Bottled Product.

“Packer Controlled Location” means any of Packer’s manufacturing plants or 3PL’s.

“Packer Materials” means all goods, labor and substances supplied by Packer to be used in the production and packaging of the Bottled Product by Packer, including, but not limited to, the items listed in Exhibit D and such other items as the parties may agree from time to time, in which case Exhibit D shall be amended in writing accordingly.

“Packing Fees” means those fees described in Exhibit E and charged to Company by Packer under this Agreement and any Purchase Order.  On each anniversary of the Commencement of Production Date during the Term of the Agreement, the Packing Fees may be changed by the parties based upon changes in the PPI Index and Resin Index pursuant to Section 4.3 in which case Exhibit E shall be amended in writing accordingly.  Furthermore, in the event there is a material change in the Specifications, the Bottle Specifications or there is any change that necessitates a change to the Packer Materials that increases Packer’s costs, the parties agree in good faith to adjust the fees on Exhibit E.

“Purchase Order” means a binding written request by Company to Packer issued no less than forty-five (45) days prior to the date of a scheduled production run pursuant to a request by Packer for a certain quantity of Cases.  Each Purchase Order’s aggregate quantity of Cases and schedule shall be determined by the Packer in its sole discretion.  However, Packer shall schedule necessary production from time to time to meet the Company’s then current Rolling 3-Month Forecast and meet but not exceed the Company’s then current Annual Commitment unless Packer, in its sole discretion is able to exceed the then current Annual Commitment if so requested by Company.  Packer will promptly notify Company no less than five (5) days before Packer requires the issuance of a Purchase Order.  Each Purchase Order shall specify the number of Cases per flavor such that the aggregate number of Cases equals the amount of Cases requested by the Packer for the subject production run and that each amount of Cases per flavor is no less than the Minimum Per Flavor Run.  Company further expressly understands that Packer’s efficiency and ability to meet the Company’s Annual Commitment is directly impacted by the number of flavors per run and, therefore, shall not request more than four (4) Minimum Flavor Runs per Purchase Order.  No Purchase Order shall be effective unless agreed to in writing by Packer.

“Ramp-Up” means the following estimated start-up schedule for the Packer’s supply of Bottle Product to the Company.  During the period of time April 2016 through May 2016 (“Ramp Up Period”), Packer agrees to manufacture, to the extent commercially reasonable and Company agrees to issue a Purchase Order for 385,000 (Three Hundred Eighty-Five Thousand) Cases by February 1, 2016.  The Company agrees to buy and take possession of any and all Cases produced during the Ramp-Up Period that meet the Specifications and Bottle Specifications.  All Cases purchased during the Ramp Up production shall count toward the Company’s June 1, 2016 through May 31, 2017 Annual Commitment.  When the Ramp-Up is complete the remaining portion of the Annual Commitment shall become effective and the Commencement of Production Date established.

“Rolling 3-Month Forecast” means on the first business day of each month during the Term, the Company shall deliver to Packer in writing its then current Rolling 3-Month Forecast.  Company shall issue its first (1st) Rolling 3-Month Forecast by May 1, 2016 with such forecast used by Packer to determine production, if any, for Company’s July 2016 – August 2016 demand.  Packer will use good faith efforts to determine the number of Cases Packer will need to produce to meet the Company’s then current Rolling 3-Month Forecast as well as the Company’s then current Annual Commitment, and in consideration with Packer’s production commitments to its other customers.  Furthermore, Company expressly agrees and understands that Packer intends to produce the Company’s then Annual Commitment periodically, as determined solely by the Packer, throughout the Contract Year.  Accordingly, Packer shall request Purchase Orders in writing from Company and Company shall provide written Purchase Orders to meet the demand pursuant to the Rolling 3-Month Forecast and in support of the Company’s then current Annual Commitment.

“Shelf Life” means the length of time that Bottled Product may be stored without becoming unfit for use or sale.  The Shelf Life for the Bottled Product contemplated under this Agreement is twelve (12) months from the date of production.

“Specifications” means those specifications provided by Company containing recipes, formulae, know-how and processes for producing the Bottled Product (i) included in the Co-Packer Manual including any modifications thereof or improvements thereon, and (ii) as otherwise set forth in a Purchase Order accepted in writing by Packer.  Specifications may also include (i) quality control requirements for the processing and packaging of Bottled Products (e.g. HACCP); (ii) quality control requirements and instructions for receiving, handling, storing and using raw materials, ingredients, liquid, and other goods and materials provided to Packer by Company or its authorized vendors, and (iii) other types of instructions for manufacturing and handling Bottled Products (e.g. pallet configurations for shipping).  The Specifications may be amended from time to time upon thirty (30) days prior written notice to Packer; provided, however, that any such modifications shall be subject to the approval of Packer to be given or denied in writing within fifteen (15) days after the date of notice.

“Territory” means North America which consists of Canada, United States of America and Mexico.

1.2 Exhibits.  The following exhibits are attached hereto and are expressly incorporated into this Agreement.

Exhibit A                      -           Bottled Products
Exhibit B                      -           Company Marks
Exhibit C                      -           Co-Packer Manual (includes Specifications)
Exhibit D                      -           Company Materials and Packer Materials
Exhibit E                      -           Packing Fee and Pricing
Exhibit F                      -           Delivery, Storage and Shipping Details
Exhibit G                      -           Bottle Specifications

2. Requirements / Forecasts / Orders / Delivery.

2.1 Requirements / Forecasts.  Packer shall manufacture and deliver to the Company the quantity of Bottled Products required by Company via Purchase Orders.  Not later than February 1 of each year during the Term, Company shall deliver to Packer its minimum volume requirements for Bottled Products for the following Contract Year, which amount shall be deemed the “Annual Commitment”, provided that the Annual Commitment shall not be less than 3,200,000 (three million, two hundred thousand) Cases taken and paid for pursuant to Section 4 during each Contract Year.  Packer shall have thirty (30) days to accept the Annual Commitment in writing.  Once accepted by Packer, such Annual Commitment shall be deemed binding upon the parties for the following Contract Year.   If the Annual Commitment is rejected by Packer, the prior Contract Year’s Annual Commitment shall be in effect for such subsequent year.

Company shall, by way of delivery of Purchase Orders from time to time, order its Annual Commitment, provided that the provisions of Section 2.3 shall apply if Company orders, takes possession of and pays for less than the then applicable Annual Commitment by the last day of any such Contract Year and pursuant to Section 4.  Company understands that Packer has based pricing on the volumes contemplated in this Section 2.1.  Company shall promptly notify Packer in writing via its Annual Commitment and its Rolling 3 Month Forecasts of its demand for Cases.  Packer shall determine, in its sole discretion, the total amount of Cases it wishes to run to meet the Company’s then current Rolling 3 Month Forecast by notifying Company in writing of its intent to produce a certain quantity of Cases to meet the Company’s then current demand.  Company shall then promptly, but no later than five (5) days from notification by Packer, issue a Purchase Order to the Packer for the required number of Cases to be produced by the Packer.  Packer shall allocate sufficient packaging capacity at its plants, reserve production time sufficient to produce the then applicable Annual Commitment and meet the scheduled delivery times for Bottled Products, in each case, as provided by Company, all in accordance with the terms of this Agreement.  Packer’s obligation to produce Bottled Products under this Agreement shall not exceed its aggregate plant capacity and its obligations to its other customers but shall at least meet the Annual Commitment of each Contract Year during the Term.  In addition to the foregoing, Packer and Company shall negotiate in good faith to expand Packer’s capacity where Annual Commitments would so require and financially justify such expansion, as determined solely by Packer.

2.2 Production Requests / Orders.  Except as otherwise agreed upon by the parties, Company shall deliver to Packer a Purchase Order, pursuant to Section 2.1, by the forty-fifth (45th) day prior to the day in which Packer determines it wishes to produce on behalf of the Company.  The Purchase Order shall be binding as to case quantity per flavor.  Production shall thereafter be scheduled by Packer based on the Purchase Order and the Company Materials in Packer’s inventory. Throughout the Term of the Agreement, Company shall also transmit Order Releases via EDI.  Order Releases shall specify the specific quantity and flavors of Cases, requested delivery dates and delivery information sufficient for a bill of lading.  Company shall not be liable for any Bottled Product not ordered pursuant to a Purchase Order.  Purchase Orders shall also specify additional packing information, as applicable. Packer will not commence work on a Purchase Order until it provides Company with written acceptance.

2.3 Take or Pay.  The Company may either; (i) order, purchase, take possession of and make payment for the Annual Commitment of Cases, or (ii) pay $2.00 (two dollars) per Case for the shortfall amount of Cases not ordered, taken and paid, pursuant to Section 4, of the Annual Commitment.

2.4 Scheduling.  Packer shall give Company the schedule for commencement of any run scheduled for filling a Purchase Order within fifteen (15) days of receiving such Purchase Order.  Company understands Packer’s production schedule may change rapidly and unexpectedly and agrees to work in good faith with Packer to accommodate the same.

2.5 Delivery of Company Materials/Ownership.  Company shall deliver to Packer’s plant(s) all Company Material required to fulfill a Purchase Order no later than two (2) weeks prior to the commencement of the scheduled run and shall use best efforts to ensure Packer continuously has approximately 10-12 days of Company Materials on hand at all times.  The Company Materials shall at all times be deemed the property of the Company.

2.6 Delivery.  Packer shall deliver the Bottled Product as soon as reasonably feasible following completion of the run, provided, that Packer shall have seventy-two (72) hours after completion of the run to perform quality assurance testing in accordance with the Co-Packer Manual, and Company shall accept delivery of the Bottled Product FOB Packer’s loading docks located at the Packer Controlled Location(s).  Title and risk of loss shall pass to Company at a Packer Controlled Location when the Bottled Products are loaded onto delivery vehicles for transportation to any destination other than a Packer Controlled Location.  Packer shall use its best efforts to load Bottled Products onto delivery vehicles on a first in, first out (“FIFO”) basis, per SKU.

2.7 Rejection of Non-Conforming Goods.  Where Packer has failed to produce Bottled Products in compliance with Packer’s warranty or where the Bottled Products deviate from the Company’s Specifications, the Company may reject such non-complying Bottled Product by written notice specifying discrepancies for which the Bottled Product is being rejected.  To the extent the Bottled Product is being rejected due to an act or omission solely caused by Packer, Packer shall, at its expense and under Company supervision, promptly recall, if necessary, any rejected Bottled Products.  If the Bottled Product is being rejected for any other reason than stated above, Packer shall, at Company’s expense, promptly recall, if necessary, and destroy any rejected Bottled Product and Company shall reimburse or credit Packer for all direct and reasonable costs, including but not limited to the Packing Fees.  All non-conforming Bottled Products, except for short-coded Bottled Products, shall be destroyed.    Company may accept or reject any and all expired Bottled Products, but if the Company accepts any expired Bottled Product, Company expressly agrees to accept said Bottled Products on the same terms and conditions contained within this Agreement.  Any expired Bottled Product that is rejected shall be destroyed at the Company’s sole expense.

2.8 Quality Assurance Testing.  At Packer’s expense, Packer shall conduct testing of the Bottled Product in accordance with the Co-Packer Manual or as otherwise reasonably requested by Company.  With seventy-two (72) hours prior notice, the Company shall be entitled to be present for, and to perform onsite sensory inspections of each batch run of Bottled Products.  All samples of the Bottled Product used in such testing, and all copies of quality control reports shall be forwarded to Company within seventy-two (72) hours after Packer’s receipt of the test results.  Retained samples of the finished Bottled Product shall be invoiced to Company in accordance with the Packing Fees.  In the event finished Bottled Product has failed quality assurance testing in accordance with the Co-Packer Manual, Packer agrees to schedule a replacement production run as soon as possible after the discovery of such failure, provided packaging and ingredient supply is available.  If the quality assurance failure is due to any act or omission of Packer, Packer shall incur all costs associated with replacing the Bottled Product including delivery of ingredients and packaging materials if required and shall reimburse Company for all costs of replacing the Company Materials, if any.  Packer shall be afforded the required seventy-two (72) hours following the replacement run to complete required quality assurance testing.  If no act or omission of the Packer contributed to the quality assurance failure, Company shall incur all costs associated with replacing the Bottled Product including expedited delivery of ingredients and packaging materials if required and shall reimburse Company for all costs of replacing the Company Materials, if any.  Packer shall not release Bottled Products for shipment and commercial consumption unless they comply with the Specifications and all applicable laws.  Packer’s Quality Assurance Record Review detailing the specifications of the batch shall be sent to Company per production run.  Packer’s manufacturing plant shall meet all requirements established by state, local and/or federal regulations.

2.9 Kosher and Organic Certification.  At Packer’s expense, Packer shall be certified to run Organic and/or Kosher products if needed for the production of the Company’s products.  Also at Packer’s expense, the line shall be and shall remain Kosherized if required prior to production of Company’s products.  The Company will pay for the Organic and Kosher certification of its products as well as the ongoing maintenance payments associated with its Bottled Product.

2.10 Exclusivity.  The parties agree that within the Territory the Packer shall be the exclusive manufacturer and supplier of the Bottled Product contemplated hereunder.  Only in the event Packer is unable to manufacture for the Company a volume of Bottled Product in excess of the Annual Commitment, after Company having first given the Packer the opportunity to produce the then excess amount of Bottled Product, is Company allowed to have the Bottled Product manufactured by an alternative packer and only for a duration not to exceed twelve (12) months.  No less than sixty (60) days prior to the expiration of said twelve (12) month period, Company must provide Packer a first right of refusal, at the same terms and conditions contained herein, to manufacture any incremental volume in excess of the Annual Commitment (“Incremental Volume”).  In Packer’s sole discretion, Packer may agree to produce the Incremental Volume in addition to the Annual Commitment of the prior Contract Year.  Packer’s acceptance of the Incremental Volume creates a Revised Annual Commitment for the then current and upcoming Contract Year (Annual Commitment + Incremental Volume = Revised Annual Commitment) and the Annual Commitment for any future years cannot be less than the Revised Annual Commitment.  Notwithstanding the foregoing, if Company requests an increase in the Annual Commitment and/or an Incremental Volume and Investor declines to increase its Investor Obligation pursuant to Section 10.5 and Packer declines the increase in the Annual Commitment or the Incremental Volume on the basis of the Investor declining to increase its Investor Obligation to provide sufficient financial backing of the Company to cover the increase in Annual Commitment and/or Incremental Volume, then Company is precluded from having an alternative manufacturer provide the increase in Annual Commitment and/or Incremental Volume of Bottled Product for the Territory.  However, if Company provides suitable alternative financial backing for at least the increase in Annual Commitment and/or Incremental Volume, with determination of such suitability solely at the discretion of the Packer and such approval of alternative financial backing by Packer to not be unreasonably withheld, then the limitation in the preceding sentence shall not apply.

2.11 Bottle Design. Packer reserves the right, in Packer’s sole discretion, to change the Bottle Specifications to maintain maximum production throughput or for other material reasons.  Packer will work with Company to maintain the desired intent of the bottle design to the extent possible and Company will be provided reasonable approval of any material changes to the Bottle Specification, with said approval not to be unreasonably conditioned or withheld.  The parties understand and acknowledge that neither Company nor any of Company’s employees, agents or other representatives have any claim of ownership or right to the Bottle Specifications and Packer has the exclusive right to use the Bottle Specifications without any limitation whatsoever.  Additionally, Packer has the exclusive right to use the Bottle Specifications without any limitation to pursue intellectual property protection.

Notwithstanding the foregoing, during the Term of this Agreement, Packer cannot use the Bottle to make a kids focused product that directly competes with the Company’s “AquaBall” drink. AquaBall includes all of the following attributes:

A healthy, kids focused, naturally-flavored drinking water that is clear in color, made with reverse osmosis water, non-carbonated, hot filled, sugar-free but sweetened, zero calories, vitamin-enhanced, contains no juice content, and is preservative free.

2.12 Expired Bottled Product.  Company bears the sole risk for expired Bottled Products (not within the Shelf Life) and shall be responsible to pay Packer the Packing Fees and any transportation costs and/or disposal fees, as may be applicable, for any expired Bottled Product.  The foregoing sentence is contingent on the Packer Controlled Location using commercially reasonable efforts to ship on a FIFO basis.  Packer agrees that any expired Bottled Product for which Company pays Packing Fees shall count towards Company’s then current Annual Commitment and applicable rebates.

2.13 Intentionally Omitted.

2.14 Personal Guaranty of Bottling Agreement.  As a condition precedent to the execution of this Agreement, the Investor shall make a personal guaranty to Packer to provide the financial backing of Company pursuant to the Personal Guaranty of Bottling Agreement.  Notwithstanding the preceding sentence, Packer, in its sole discretion may, at any time, relieve the Investor of its obligation to provide this personal guaranty.  In the event of any change in or substitution of the Investor with a replacement investor of equal or greater resources and creditworthiness, such replacement investor in the Company must be approved in writing by the Packer prior to any such change or substitution occurring.  Any replacement investor shall execute a Personal Guaranty of Bottling Agreement as a condition precedent to Packer releasing Investor from its personal guaranty.  At any time, at the Company’s request, Packer shall evaluate Company’s credit worthiness to determine if the Personal Guaranty of the Investor can be removed as a condition of this Agreement.

2.15 Electronic Data Interchange (“EDI”).  Each party agrees to utilize EDI for all order and payment transactions, such as:

a.	Order Releases submitted by Company
b.	Confirmation of Order Releases by Packer
c.	Invoicing submitted by Packer
d.	Payment of Order Releases by Company

3. Provision of Materials, Manufacture and Storage of Bottled Product.

3.1 Materials for Manufacture.  Except for the Company Materials, all other materials and labor required to prepare, produce, and package the Bottled Product shall be furnished by Packer, at Packer’s sole cost.  In the event Company decides to discontinue Packer’s manufacturing of any particular flavor, Company and Packer shall use best efforts to run out any Packer Materials that are item or flavor specific to the discontinued flavor.  Company shall compensate Packer for any such Packer Materials that cannot be used.  In the event any Packer Materials are not used for more than ninety (90) days, Packer shall notice Company and Company shall either issue Purchase Orders (s) to use up the Packer Materials within thirty (30) days from date of notification or compensate Packer for any such materials that are not used.

3.2 Packing.  Packer will use the highest quality business practices to ensure that the Bottled Product is produced, bottled and packaged according to the Specifications and the Co-Packer Manual.

3.3 Loss Allowance.  Allowance for the loss of ingredients and raw materials for the production runs of the Bottled Product will be three percent (3%) (such percentage to be measured by comparing dollar value of scrap, discard or other loss to total dollar value of the materials in the relevant run).  Packer will reimburse Company for (or absorb the cost of) the cost of raw material losses.  Packer will use commercially reasonable efforts to operate in such a manner so there is as little scrap, discard or other loss of finished Bottled Product as possible.  In the event of a loss in excess of the Allowable Scrap Percentage, Packer will reimburse Company for the weighted average value of such loss, based on Company’s actual costs of all Company Materials purchased throughout the Contract Year. Company acknowledges and agrees that Loss Allowance does not include non-conforming raw materials or initial startup. With respect to any ingredients or Company Materials that are perishable, Packer shall use commercially reasonable efforts to use such ingredients or Company Materials on a first-in, first-out basis.

3.4 Non-Conforming Materials.  Packer shall promptly notify Company of any claim of non-conforming or defective Company Materials as soon as reasonably practicable after any such defect is discovered by Packer.  Promptly upon receipt of notice of a defect, non-conformance or damage of any kind, Company shall replace the affected Company Materials and such replacement shall be made as quickly as commercially reasonable.  Packer shall not be held responsible for any delays in the manufacturing of Bottled Products that arise out of the receipt of nonconforming or defective Company Materials.

3.5 Storage and Handling.  Packer and Packer Contracted 3PL’s will store and handle the Bottled Product in a safe and dry location.

4. Payment / Pricing / Price Adjustments.

4.1 Payment.  Company shall pay the Packing Fees and any other fees which may be due within fifteen (15) days of receipt of electronic invoice delivered via EDI, which shall be issued upon Delivery as defined in Section 2.6.  Any sums not paid when due shall bear interest at the lower of one and a half percent (1.5%) per month or the highest rate permitted by law.  The Packing Fees and other compensation specified in this Agreement are exclusive of any sales, use or similar taxes, duties, or license fees payable as a result of or in connection with the transactions contemplated by this Agreement, all of which shall be the sole responsibility of Company. Furthermore, California Redemption Value (“CRV”), redemption values, bottle deposit and Processing/ Handling Fees, licensing fees or other fees are not included in the quoted pricing and are the responsibility of the Company as may be applicable.

4.2 Pricing.  The pricing for the services provided hereunder are detailed in Exhibit E and Exhibit F.

4.3Price Adjustments.  The Pricing contained in Exhibit E may be modified as provided for below.

(a)           PPI Price Adjustment.  “PPI Price Adjustment” means the annual price adjustment of 60% of the Case price pursuant to Exhibit E (“Case Price”), beginning on the first anniversary of the Commencement of Production Date  (the "PPI Adjustment Date"), in which case the Case Price shall be amended in writing accordingly.  Price adjustments, if any, shall be based upon increases or decreases in the Producer Price Index for soft drink manufacturing (the " PPI Index"). The PPI Index published within one month from the Commencement of Production Date shall be the "Base Index." The PPI Index published one month before each PPI Adjustment Date shall be the "Comparison Index."  As of each PPI Adjustment Date, the Case Price payable during the ensuing twelve-month period shall be determined by increasing or decreasing 60% the initial Case Price by a percentage equal to the percentage increase or decrease, if any, in the Comparison Index over the Base Index.  For the period beginning August 14, 2015, the PPI Price Adjustment percentage shall be the average between the percentage increase or decrease in the PPI Index on August 14, 2015, compared with the Base Index (“PPI Adjustment True Up Percentage”).   The Case Price payable as of the first commencement of production shall be adjusted by increasing or decreasing 60% of the Case Price by a percentage equal to the percentage increase or decrease, if any, in the PPI Adjustment True Up Percentage.

(b)           Resin Price Adjustment.  “Resin Price Adjustment” means the annual price adjustment of 20% of the Case Price, beginning on the first anniversary of the Commencement of Production Date, in which case the Case Price shall be amended in writing accordingly.  Adjustments, if any, shall be based upon increases or decreases in the IHS PET Bottle Resin, North America, Contract-Net Transaction, Cents/Pound Price Index (“IHS”) using the preceding twelve (12) month average net transaction price.   The Case Price payable during the ensuing twelve (12) month period shall be determined by multiplying 20% of the initial Case Price by a percentage equal to the percentage increase or decrease, if any, in the 12 month average IHS price point over the previous twelve (12) month period average.   Packer shall promptly give the Company notice of any adjusted Case Price which shall take effect annually.   For the period of time between August 14, 2015 (with the August IHS 2015 serving as the baseline) and the Commencement of Production Date, increases or decreases in the IHS, if any, will be used to determine a net transaction change percentage (“True Up IHS Transaction Percentage”).   The Case Price will then be re-set as of the Commencement of Production Date by multiplying 20% of the initial Case Price by a percentage equal to the percentage increase or decrease, if any, of the True Up IHS Transaction Percentage.

(c)           Exhibit F.  The parties agree that the Pricing contained within Exhibit F is subject to change.

5. Warranties.

5.1 Packer Warranties.  Packer warrants that:

(a) In addition to all other warranties expressed or implied by law, Packer warrants that the Bottled Products shall meet all of the Specifications and shall be free of defects in workmanship or materials, and be wholesome and fit for human consumption.

(b) It will follow the standards set forth in the Co-Packer Manual and will not commence packing any Product until it has received standards specifically applicable to that Product.  Company may update standards applicable to any Bottled Product and shall provide any such updates to Packer in advance and in writing.

(c) All of the Bottled Products delivered or sold to Company shall be free from any lawful security interest, lien or other encumbrance.

(d) Each Bottled Product shall be free from adulteration.

(e) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PACKER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WHETHER OF MERCANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, OR OTHERWISE, WITH RESPECT TO THE BOTTLED PRODUCTS.

5.2 Company Warranties.  Company represents and warrants that:

(a)           It owns the intellectual property or possesses the rights to license to Packer the use of the Company Marks and that Packer’s use of the Company Marks will not =infringe upon the rights of any third party.

(b)           It owns the licenses and/or rights to use Company Materials, product formulations and/or recipes and the Company Materials, product formulations and/ or recipes will not illegally infringe upon the rights of any other person or entity;

(c)           It will comply with each and every term set forth in this Agreement;

(d)           All Company Materials supplied pursuant to this Agreement shall be free of material defects, be merchantable and fit for the intended purpose of this Agreement and shall comply with all applicable laws (including but not limited to label and packaging compliance); and

(e)           The Specifications comply with all applicable local, state and federal laws governing the manufacture of the Bottled Products.

5.3 Liabilities.  Packer’s sole liabilities for breach of its warranties under this Agreement are the directly attributable costs for the following:

(a) Recall and/or product withdrawal costs (freight, storage, remediation and/or destruction of product);

(b) Lab analysis costs;

(c) Replacement costs; and

(d) Reasonable legal representation costs.

The above list, Section 5.3 (a-d), is the Company’s exclusive remedy for Packer’s breach of Section 5.1 or any other obligation under this Agreement.

6. Limited Intellectual Property License.  Company hereby grants Packer a royalty free, non-exclusive right and license to use the Company Marks in fulfillment of Packer’s obligations under this Agreement in the Territory. Company retains all rights to the Intellectual Property and all goodwill accruing as a result of any use thereof shall accrue to Company.  Upon the termination or expiration of this Agreement, Packer shall immediately cease use of the Company Marks.

7. Insurance/Indemnity/Recall.

7.1 Packer Indemnity.  Packer shall indemnify, defend and hold Company harmless from and against any and all claims, suits, demands, actions, costs, liabilities, losses and expenses of any kind whatsoever, including but not limited to injury to person (including death) or property, including reasonable attorneys’ fees, arising out of, resulting from or otherwise connected with any allegation of (i) harm, injury, damage or loss arising out of or in connection with the Bottled Product solely to the extent caused by Packer or a third party for whose actions Packer is responsible; (ii) the defective manufacture, bottling, packaging or storage of the Bottled Product or breach of any warranty by Packer; or (iii) any negligent act, misfeasance or nonfeasance by Packer or a third party for whose actions Packer is responsible.  This indemnification provided by Packer is limited to the extent any loss arises out of or results from Company’s negligence or willful misconduct, Company Marks or Company Materials, or Packer’s adherence to any Specifications that were provided by Company.

7.2 Packer Insurance.  Packer shall obtain and maintain, and will continue to maintain at all times during the Term of this Agreement, at its own expense, commercial general liability insurance and product liability insurance on an occurrence basis in an amount not less than One Million Dollars ($1,000,000) per occurrence in respect of bodily injury and property damage and Two Million Dollars ($2,000,000) aggregate.  Packer shall further carry property damage insurance for its personal property.  Packer agrees to provide Company with certificates of insurance evidencing such insurance coverages and endorsements to the extent specified above.  Such certificates shall provide that such insurance coverage may be non-renewed, terminated or materially modified only upon at least thirty (30) days’ prior written notice by the insurance carrier to Company.

7.3 Company Indemnity.  Company shall indemnify, defend and hold Packer harmless from and against any and all claims, suits, demands, actions, costs, liabilities, losses and expenses of any kind whatsoever, including but not limited to injury to person (including death) or property, including reasonable attorney fees, arising out of, resulting from or otherwise connected with any allegation of; (i) harm, injury, damage or loss arising out of or in connection with the Bottled Product to the extent arising out of the Company Materials and/or Company Marks, (ii) any negligent act, misfeasance or nonfeasance by Company, (iii) any breach of Company’s warranties or obligations contained herein, (iv) any claim or action by a third party for infringement arising out of or connected to the Company Marks and/or Company Materials, or (v) misbranding, false or misleading advertising (including but not limited to comparative, environmental, unfair competition and/ or unfair business practice claims), adulteration, defective or improper warnings, and/or nutrition laws arising out of the Company Marks, Company Materials, or formulations and Specifications provided by the Company.  Company shall not settle any claim or law suit without the express written consent of the Packer.  Packer reserves the right to control its own defense at any time.

7.4 Company Insurance.  Company shall obtain and maintain, and will continue to maintain at all times during the Term of this Agreement, at its own expense, commercial general liability insurance and product liability insurance in an amount not less than Two Million Dollars ($2,000,000) per occurrence and with a general aggregate of not less than Three Million Dollars ($3,000,000) (such limits may be met by the amounts provided for by an umbrella or excess liability policy).  Company agrees to provide Packer with a certificate of insurance evidencing such insurance coverage, which shall name Packer and its subsidiaries, employees, agents, affiliates and assigns as an additional insured.  Such certificates shall provide that such insurance coverage may be non-renewed, terminated or materially modified only upon at least thirty (30) days’ prior written notice by the insurance carrier to Packer.

7.5 EXCEPT FOR CLAIMS BY A THIRD PARTY SEEKING INDEMNIFICATION FOR PERSONAL INJURY OR CLAIMS MADE AGAINST EITHER PARTY BY A CONSUMER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES, LOSS OF PROFIT OR LOSS OF BUSINESS, WITH RESPECT TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGE.

7.6 Recalls.  In the event (i) any governmental authority issues a request, directive or order that the Bottled Products be recalled or gives notice of or makes an inspection at any of the plants for other than normal and routine notices or inspections, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Company determines, after consultation with Packer, that the Bottled Products should be recalled, then Company shall notify all regulatory authorities of any such recall and shall take all reasonable steps necessary to effectuate such recall, or in the case of a plant inspection for other than normal and routine inspections Packer shall provide notice thereof to Company.  In connection therewith and in addition to Packer’s obligation under Section 7.1 hereof, Packer shall indemnify and promptly reimburse Company for all of Company’s directly attributable costs and expenses related to such recall if such recall is based on the sole acts or omissions of Packer.  In the event the recall arises from causes or events attributable to both parties, then such cost shall be allocated on a pro-rata basis.  Except as provided in this Section 7.6, Company shall be solely responsible for all costs and expenses related to any recall.

8. Inspection and Records.

8.1 Inspection.  Packer shall permit Company and its representatives to enter upon the premises of Packer used for the preparation or production of the Bottled Product during normal business hours and with no less than a seventy-two (72) hour prior written notice. Packer shall provide; (i) reasonable assistance to conduct inspections, counts and quality control audits of Bottled Products and Company Materials, and (ii) the results of any quality or safety tests performed by Packer or which were performed at Packer’s direction with respect to such facilities.  Company and its representatives shall have the right to visually inspect any Company Materials and finished Bottled Products inventory on-hand at the end of a production run that takes place during said inspection.

8.2 Records.  Packer shall keep at its plant proper and complete records, including, but not limited to, the Co-Packer Manual and the Specifications, and any and all other records relating to the Bottled Product, Bottles, Company Materials, cartons, pallets and other Packer Materials used for the production of the Bottled Product.  Packer shall, during reasonable business hours, while this Agreement remains in force, make said records available to Company and its representatives upon reasonable prior written request, but no less than seventy-two (72) hours’ notice, by Company.

9. Force Majeure.  Packer shall not be liable for, or be considered to be in breach of or default under this Agreement on account of any delay in delivery or failure to deliver the Bottled Product on account of force majeure, including, but not limited to, fire, flood, earthquake, volcanic activity, wind, drought, and other acts of the elements, court order, act, omission, delay or failure to act by civil military or governmental authority, power outages, equipment failures, strike, lockout and other labor dispute, riot, insurrection, sabotage, war or factors outside of Packer’s reasonable control (each, an “Event of Force Majeure”).

10. Term and Termination.

10.1 Term.  Except as otherwise set forth in Section 10.2, this Agreement shall commence on the Effective Date and continue through the fifth anniversary of the last day prior to the Commencement of Production Date 2021 (the “Initial Term”).  Upon the expiration of the Initial Term, this Agreement will automatically renew for additional one (1) year terms (each, an “Additional Term”, and together with the Initial Term, the “Term”) unless one party provides the other party with written notice of termination with not less than one hundred eighty (180) days’ notice, after the expiration of the Initial Term.

10.2 Termination.  Notwithstanding anything to the contrary contained in Section 10.1, this Agreement may be terminated immediately:

(a) By either party in the event that the other party breaches any of its obligations under this Agreement in any material respect and such breach has not been cured or has continued for a period of thirty (30) days after the non-breaching party has given the breaching party  written notice of such breach;

(b) By either party, if the other party makes an assignment for the benefit of creditors, the appointment of a trustee or receiver or similar officer of any court for the other party, or the institution of bankruptcy or similar proceedings by or against the other party.  In the event the Company undergoes any occurrence in the previous sentence, the Investor, as defined in the Recitals of this Agreement, shall become fully and irrevocably liable for the financial obligations of the Company hereunder and this irrevocable financial obligation shall survive termination of this Agreement;

(c) By Packer, in the event Company has failed to provide to Packer the Annual Commitment by February 1 for the upcoming Contract Year and fails to provide Annual Commitment within ten (10) days after Packer has given Company notice of failure to provide Annual Commitment by February 1.

(d) By either party in the occurrence of an Event of Force Majeure that continues for a consecutive ninety (90) day period.

(e) By either party after the expiration of the Initial Term, with no less than a one hundred and eighty (180) day written notice to the other party.

10.3 Effect of Termination.  Upon termination of this Agreement, and provided that Company has paid in full all amounts which it owes to Packer hereunder, if any, Packer shall release for pick-up by Company all Bottled Product or other Company Materials in Packer’s possession which are the property of Company.

(a) In the event of termination of this Agreement pursuant to Section 10.2(d) or (e) above, each party shall be responsible for fulfilling their obligations under this Agreement through to the effective date of termination.

(b) In the event of termination of this Agreement by Packer pursuant to Section 10.2 (a), (b), or (c), the Company shall be responsible for paying $2.00 per Case for the total shortfall amount (ie, the Annual Commitment amount for the relevant year or years set forth below less any Cases already paid for) owed by the Company to the Packer as follows:

Breach Occurs:	Responsible for Paying $2.00 per Case for the Annual Commitment for the following Contract Years:
	Contract Year 1	Contract Year 2	Contract Year 3	Contract Year 4	Contract Year 5
Contract Year 1	YES	YES	YES	NO	NO
Contract Year 2	N/A	YES	YES	YES	NO
Contract Year 3	N/A	N/A	YES	YES	YES
Contract Year 4	N/A	N/A	N/A	YES	YES
Contract Year 5	N/A	N/A	N/A	N/A	YES + the next Contract Year’s Annual Commitment
Contract Year 6 +	$2.00 per Case for the remainder of the Annual Commitment for the current Contract Year, plus the next Contract Year’s Annual Commitment.

10.4 Intentionally Omitted.

10.5Maximum Liability Cap for Investor.  In the event that Company, for any reason, has not fulfilled its payment/financial obligations to Packer as detailed herein, the terms and conditions contained within this Agreement and the Personal Guaranty of Bottling Agreement related to the obligations of the Investor to pay Company’s unpaid debts shall take immediate effect.  The Investor shall be required to pay any and all amounts owed by Company to Packer under this Agreement in connection with the purchase of Bottled Product and the shortfall amount as described in Section 10.3(b) and 10.4 up to a maximum amount as set forth in the following chart contained within this Section 10.5 for the Contract Year in which the Company has not fulfilled its payment/financial obligations to Packer.  The amounts set forth in the chart below represent the Investor’s maximum liability, including any and all debts or liabilities owed by the Company to the Packer when the Annual Commitment does not exceed three million two hundred thousand (3,200,000) Cases.

Notwithstanding the foregoing, to the extent the Annual Commitment exceeds three million two hundred thousand (3,200,000) Cases in any given Contract Year pursuant to Section 2.1 or Section 2.10 (in the event Packer agrees to manufacture the Incremental Volume which increases the Annual Commitment during any given Contract Year), the dollar amount of “Investor’s Obligation” specified in the chart of this Section 10.5 shall increase proportionately (see Section 10.6 for calculation examples).  The amounts contained within the chart below provide the Investor’s maximum liability to Packer only to the extent the Annual Commitment remains at 3.2 Million.

The Investor shall have the option to decline a future increase in its then current Investor’s Obligation based on an increase in the then current Annual Commitment pursuant to Section 2.1.  However, the Packer may, at its sole discretion, decline an increase in the Annual Commitment based solely upon the Investor’s election to decline an increase to the Investor’s Obligation.

Contract Year Company Fails to Fulfill its Financial Obligations hereunder	Investor’s Obligation
Contract Year 1	$10 Million (maximum)
Contract Year 2	$10 Million (maximum)
Contract Year 3	$10 Million (maximum)
Contract Year 4	$6.7 Million (maximum)
Contract Year 5	$6.7 Million (maximum)
Contract Year 6+	$6.7 Million (maximum)

10.6Illustrative Examples of Financial Liability.

(a)           Minimum Annual Commitment- Assumptions: Annual Commitment is at the minimum of 3,200,000 Cases; 500,000 Cases have been produced pursuant to a Purchase Order; 100,000 Cases have been delivered to the Company and 400,000 Cases/Bottled Product remain in inventory and no amounts in respect of the foregoing have been paid by Company to Packer yet; the Company breaches this Agreement pursuant to 10.2(a) in Contract Year 1.  The financial liability would be calculated as follows:

•	$3,175,000 is owed to Packer by Company for built inventory and the past due invoices, calculated as follows:
➢	500,000 Cases X $6.35 Packaging Fees/Pricing per Case pursuant to Section 1 of Exhibit E = $3,175,000

PLUS (+)

•	$18,200,000 which is the Take or Pay obligation pursuant to the Chart in Section 10.3, calculated as follows:
➢	Annual Commitment of 3.2 Million Cases X 3 = 9.6 Million Cases X $2.00 per Case = $19,200,000.
➢	$19,200,000 minus $1,000,000 (500,000 Cases of remaining Bottled Product inventory and delivered Bottled Product multiplied by $2.00 per Case) = $18,200,000

COMPANY’S TOTAL LIABILITY:                                                                      $21,375,000 ($3,175,000 + $18,200,000)

INVESTOR’S TOTAL LIABILITY:                                                                      $10,000,000 shall be owed by the Investor to Packer in the event the Company is unable to pay its total financial obligation of $21,375,000.

(b)           Scaling Liability with Rise in Annual Commitment-Investor Accepts Assumption of Additional Liability Pursuant to Section 10.5 - Assumptions:  Company requests and Packer accepts an increase to the Annual Commitment to 6,200,000 Cases; The Investor accepts an increase in its Investor’s Obligation based on an increase in the then current Annual Commitment to 6,200,000 Cases pursuant to Section 2.1 and Section 10.5; 500,000 Cases have been produced pursuant to a Purchase Order; 100,000 Cases have been delivered to the Company and 400,000 Cases remain in inventory and no amounts in respect of the foregoing have been paid by Company to Packer yet; the Company breaches this Agreement pursuant to Section 10.2(a) in Contract Year 1. The financial liability would be calculated as follows:

•	$3,175,000 is owed to Packer by Company for built inventory and the past due invoices, calculated as follows:
➢	500,000 Cases X $6.35 Packaging Fee/Pricing per Case pursuant to Section 1 of Exhibit E = $3,175,000

PLUS (+)

•	$36,200,000 which is the Take or Pay obligation pursuant to the Chart in Section 10.3, calculated as follows:
➢	Annual Commitment of 6.2 Million Cases X 3 = 18.6 Million Cases X $2.00 per Cases = $37,200,000
➢	$37,200,000 minus $1,000,000 (500,000 Cases of remaining Bottled Product inventory and delivered Bottled Product multiplied by $2.00 per Case) = $36,200,000

COMPANY’S TOTAL LIABILITY:                                                                           $39,375,000 ($3,175,000 + $36,200,000)

INVESTOR’S TOTAL LIABILITY:                                                                           $18,854,770 shall be owed by the Investor to Packer in the event the Company is unable to pay its total financial obligation of $39,375,000.  Investor’s financial obligation is calculated as follows:

➢	$10 Million (Investor’s Maximum Liability at 9.6 Million Cases = 3.2 Million Cases X 3) / 9.6 Million Cases = $1.0417
➢	$1.0417 X 18.1 Million Cases (18.6 Million Cases, minus 500,000 Cases) = $18,854,770

(c)     Scaling Liability with Rise in Annual Commitment-Investor Declines Assumption of Additional Liability Pursuant to Section 10.5-- Assumptions: Company requests and Packer accepts an increase to the Annual Commitment to 6,200,000 Cases; The Investor declines an increase in its Investor’s Obligation based on an increase in the then current Annual Commitment to 6,200,000 Cases pursuant to Section 2.1 and Section 10.5; 500,000 Cases have been produced pursuant to a Purchase Order; 100,000 Cases have been delivered to the Company and 400,000 Cases remain in inventory and no amounts in respect of the foregoing have been paid by Company to Packer yet; the Company breaches this Agreement pursuant to Section 10.2(a) in Contract Year 1.     The financial liability would be calculated as follows:

•	$3,175,000 is owed to Packer by Company for built inventory and the past due invoices, calculated as follows:

➢	500,000 Cases X $6.35 Packaging Fee/Pricing per Case pursuant to Section 1 of Exhibit E = $3,175,000

PLUS (+)

•	$36,200,000 which is the Take or Pay obligation pursuant to the Chart in Section 10.3, calculated as follows:

➢	Annual Commitment of 6.2 Million Cases X 3 = 18.6 Million Cases X $2.00 per Cases = $37,200,000

➢	$37,200,000 minus $1,000,000 (500,000 Cases of remaining Bottled Product inventory and delivered Bottled Product multiplied by $2.00 per Case) = $36,200,000

COMPANY’S TOTAL LIABILITY:                                                                           $39,375,000 ($3,175,000 + $36,200,000)

                INVESTOR’S TOTAL LIABILITY:                                                                           $10,000,000 shall be owed by the Investor to Packer in the event the Company is unable to pay its total financial obligation of $39,375,000

11. Confidentiality.

11.1 Definition.  “Confidential Information” shall mean any technical, financial, business, marketing, new product ideas, production information, trade secrets, pricing information, financial statements or other financial information, certain secret and proprietary information concerning formulae, flavors, flavor systems, colors, product development plans and other related information, proprietary technologies, customer or consumer information or other data in written, electronic, verbal or any other form which is disclosed by or on behalf of either party or its affiliates to the other party (or any representative of the party) or which is otherwise made available to a party (or any representative of a party) by either party or its affiliate(s) in connection with or with respect to this Agreement and which it has not released publicly and which the disclosing party considers to be confidential.  Without limitation of the foregoing sentence, Confidential Information shall include (i) any request for proposal or request for quote or responses thereto related to this Agreement and all information referenced or included therein, (ii) all notes, documents, drawings, photographs, samples, analyses, computations, studies, reports and other documents and records prepared by either party or any of its representatives incorporating or based upon in whole or in part any of the Confidential Information, and (iii) all information and data that either party or any of its representatives derive or develop from any of the Information.  Notwithstanding the foregoing, the term “Confidential Information” shall NOT include any information or other data which:

(a) is already in the possession of the other party or its representative(s) at the time it is disclosed or made available to that party or its representative(s), provided that such information or data is not known by that party or its representative(s) to be subject to another confidentiality agreement with, or other obligation of confidentiality to, the disclosing party or another party;

(b) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or one of its representatives in violation of this Agreement;

(c) was or becomes available to the receiving party or its representative(s) on a non-confidential basis from a source other than the disclosing party or one of its affiliates, provided that such source is not known by the receiving party or its representative(s) to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the disclosing party or another party; or

(d) is expressly identified by the disclosing party as not being proprietary or confidential.  As used in the first sentence of this Section 10.1, the term “consumer information” shall mean any information or data relating to an individual person, whether or not such individual person is a customer of the disclosing party or of any affiliate of the disclosing party.

11.2 Non-Disclosure.  Each party shall hold the other party’s Confidential Information in confidence using the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care and shall not disclose the Confidential Information of the other to any third party without the other’s prior written consent, except as expressly permitted under this Agreement.  Each party agrees that it will not, except as required by governmental regulation or court order, directly or indirectly, disclose, reveal or otherwise communicate any confidential information acquired from the other party or its suppliers in the negotiation or implementation of this Agreement to any other person, firm or corporation.  Company recognizes that Packer is using special methods to achieve the production of the Bottled Product and such methods will not be identified publically in any press release and/ or in any other form of communication to third parties unless the Packer gives prior written consent.  Confidentiality agreements, if any, signed by both parties shall remain in full effect and enforced during the Term of this Agreement.

11.3 Exceptions.  Notwithstanding the foregoing, either party may make disclosures as required or requested by a court of law or any governmental entity or agency, including but not limited to disclosures required by any regulatory authority, provided that such party provides the other with reasonable prior notice to enable such party to seek confidential treatment of such information.

11.4 Remedies.  Each party acknowledges that a breach or threatened breach of this Section 10 would cause irreparable harm to the non-breaching party, the extent of which would be difficult to ascertain.  Accordingly, each party agrees that, in addition to any other remedies to which a party may be legally entitled, the non-breaching party shall have the right to seek immediate injunctive or other equitable relief in the event of a breach of this Section 11 by the other party or any of its employees or agents.

12. General Provisions.

12.1 Governing Law.  The parties irrevocably submit that jurisdiction and venue for the purpose of all issues of law, fact or equity arising out of and/or in any way related to the Agreement, any related purchase order, or any additions, amendments or supplements thereto, shall only be in the state or federal courts located in the County of San Bernardino, California.  The interpretation of the Agreement, as well as any dispute related to or arising from the Agreement, shall be governed by California law.

12.2 Dispute Resolution and Attorney’s Fees.  In the event of any dispute arising out of or related to the Agreement or a purchase order, the parties shall, within thirty (30) days of such dispute, meet in person to discuss potential amicable resolution of this dispute.  This provision shall not be interpreted to release, postpone or alter either party’s obligations set forth herein.  In the event the parties are unable to adequately resolve any claim or dispute through dispute resolution, any forthcoming legal proceeding arising out of or relating to this Agreement, the party prevailing in such legal dispute shall be entitled to recover all reasonable fees and expenses (including, without limitation, costs of investigation, reasonable attorneys’ fees and litigation expenses) incurred in connection therewith.

12.3 No Assignment.  Neither party may assign, delegate or transfer this Agreement, in whole or in part, or any right or obligation hereunder, without the prior express written consent of the other party, unless such assignment is in connection with the sale of all or substantially all of the assets of a party.  Any purported assignment, delegation or transfer in contravention to this Section 12.3 shall be null and void.  In the event Company is purchased by another company, merges with another company or the ownership or control of Company changes (or anything of this nature), any and all obligations under this Agreement shall transfer to and be irrevocably binding upon the new ownership, new company or controlling party.

12.4 Amendment.  No amendment, waiver, termination or variation of the terms, conditions, warranties, covenants, agreements and undertakings set out herein shall be of any force or effect unless the same is reduced to writing duly executed by or on behalf of all parties hereto.

12.5 Waiver.  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) and no waiver will constitute a continuing waiver, unless otherwise expressly provided.

12.6 Entire Agreement.  This Agreement, together with the Personal Guaranty of Bottle Agreement executed by Vincent C. Smith, Investor, and dated October 9, 2015, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, statutory or otherwise, or representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

12.7 Notice.  All notices to a party to this Agreement by another party must be in writing and delivered to or sent by facsimile transmission addressed to the party as follows:

If to Company:	If to Investor:

True Drinks 18552 MacArthur Blvd. Ste. 325 Irvine, CA 92612 Attn: Lance Leonard Phone: 949-203-3501 Fax: 949-825-5995 Email: lance.leonard@truedrinks.com	Vincent Smith 2560 E. Chapman Ave #173 Orange, CA 92869 Phone: (949) 230-3173 Email: vinny.smith@vcsgrp.com

If to Packer:	With a copy to:

Niagara Bottling, LLC 2560 E. Philadelphia Street Ontario, CA 91761 Attn: Pamela Anderson-Cridlebaugh Phone: 909-758-5812 Fax: 909-354-3582 Email: panderson@niagarawater.com	Niagara Bottling, LLC 2560 E. Philadelphia Street Ontario, CA 91761 Attn: Bill Mashy Phone: 909-635-9759 Fax: 909-354-3582 Email: wmashy@niagarawater.com

A party may, by notice to the other party, change its address for notices to some other no less convenient address suitable for delivery of notices by hand and facsimile transmission and will so change its address whenever its current address ceases to be so suitable.  A notice so given will be deemed to have been received by the party to whom it is given (i) on the day of delivery, if delivered, or (ii) upon electronic acknowledgement of receipt thereof if sent by facsimile or electronic transmission.

12.8 Severability.  Each provision of this Agreement is intended to be several and accordingly (i) the unenforceability or invalidity of any particular provision under any applicable law will not affect the validity of any other provision insofar as such law is applicable, or of this Agreement insofar as such law is not applicable, except that if, on the reasonable constructions of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable, and (ii) if any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will be construed and enforced as if all invalid or unenforceable provisions and all provisions so deemed to be invalid or unenforceable were not contained herein.

12.9 Binding Effect.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, administrators, and permitted assigns.

12.10 Relationship.  It is acknowledged and understood between the parties hereto that their relationship under this Agreement is not one of principal and agent or of partnership or joint venture.

12.11 Execution By Facsimile; Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which together constitute one and the same instrument.  Delivery of an executed copy of this Agreement by telecopy or other means of electronic communication producing a printed copy will be deemed to be an execution and delivery of this Agreement on the date of such communication by the parties so delivering such a copy.  The party so delivering such a copy via electronic communication shall deliver an executed original of this Agreement to the other party upon request.

IN WITNESS WHEREOF the corporate seals of the parties hereto have been affixed in the presence of their duly authorized officers as of the Effective Date.

COMPANY:	TRUE DRINKS, INC. By: /s/ Dan Kerker Name: Dan Kerker___________ Its: Chief Financial Officer_____

INVESTOR: PACKER:	VINCENT C. SMITH By: /s/ Vincent C. Smith_______ Name: Vincent C. Smith_______ Niagara Bottling, LLC By: /s/ Gina M. Mercer________ Name: Gina M. Mercer________ Its: Legal Contracts Administrator

EXHIBIT A

Bottled Products

AquaBall:

Healthy, kids, ready to drink, flavored water beverages filled in PET bottles, in the following flavors:

Flavors:  Fruit Punch, Berry, Strawberry Lemonade, Grape.

Maximum number of flavor types is four (4), unless mutually agreed by the parties.

EXHIBIT B

Company Marks

[See attached]

EXHIBIT C

Co-Packer Manual

[Provided under separate cover]

The Company agrees to work expeditiously to provide the Packer with Company’s Co-Packer Manual as soon as reasonably possible but in any event, no later than February 1, 2016.  Packer reserves the right to reject or accept the requirements of the Company’s Co-Packer Manual.

EXHIBIT D

Materials

1. Company Materials:

All ingredients except reverse osmosis water

2. Packer Provided Materials:
a.	All Labor
b.	Bottles
c.
Colored Caps and Ink for printing on caps, if necessary, or engraved “call out” - Packer has the choice of providing printed or engraved caps and reserves the right to approve printing or engraved statements to be affixed on caps.  No more than four (4) colors total will be allowed unless Packer accepts, in its sole discretion, to make more than four (4) different colored caps (one color per respective flavor for caps).

d.	Labels
e.	Corrugated Trays
f.	Registered Shrink Wrap
g.	Electricity
h.	Reverse osmosis water
i.	Glue, if and when applicable
j.	Pallet Stretchwrap
k.	Pallets

EXHIBIT E

Packing Fees and Pricing

1. Packaging Fees / Pricing:  Company shall pay to Packer $6.35 per Case of Bottled Product FOB Packer Controlled Location.  Pricing is subject to the final Bottle Specifications.  Packer reserves the right, at any time, to modify the Bottle Specifications in order to more efficiently or effectively produce, store and or ship Bottles and/or Cases, and Company will be provided reasonable approval of any material changes to the Bottle Specifications, with said approval not to be unreasonably conditioned or withheld.

2. Film Only Tertiary Packaging Price Reduction Option: Provided the final Bottle Specifications allow for a “nested” or “brick” packaging option, the price per case can be reduced by $0.07 per 24 pack if a film only pack is selected.  The Company expressly acknowledges that one hundred percent (100%) of the new case configuration must be a 24 pack that is converted to one film only SKU-“Nested” or “Brick”, whichever is feasible, if any.

3. Rebates per Contract Year:  In any given Contract Year of the Term, the Company can earn a Rebate per Contract Year by purchasing and paying the Packer for the annual volume of cases per Contract Year as follows:

Contract Year Number of Cases Purchased and Paid for by Company	Rebate Per Case
4.2 Million	$0.10
5.2 Million or more	$0.20

For purposes of calculating the Rebates, delivered volumes, taken and paid pursuant to Section 4 of the Agreement shall be tallied on a Contract Year basis and shall be re-set annually with such subsequent rebate opportunity starting on the Commencement of Production Date for the upcoming Contract Year.  Cases produced during the Ramp-Up period are eligible for rebate consideration.

Rebates to be paid in the form of a credit by Packer to Company toward invoices of Bottled Product then owed by the Company to the Packer or to be owed by Company to Packer during the Term.

EXHIBIT F
DELIVERY, STORAGE AND SHIPPING DETAILS

1.
Shipping Costs:  Except for shipping costs from a Packer manufacturing plant to a 3PL, all other shipping costs for moving Bottled Product shall be the responsibility of the Company. The decision to move inventory from a Packer’s manufacturing plant to a 3PL is at the sole discretion of the Packer.  If requested by Company, Packer shall coordinate the shipping with Packer’s carrier partners and offer Packer’s then current freight rates to the Company, provided all shipments are full truckload shipments.

2.
Storage, Handling and Bottled Product Storage Space Allocation:  Packer will handle and store the Bottled Product in a Packer Controlled Location(s).  Packer will allocate a maximum of four thousand (4,000) Pallets to Company across all Packer Controlled Locations for no additional charge (“Pallet Space Allowance”).  All Bottled Products will be stored in a safe and dry environment.  In the event Company orders, but does not take delivery of Bottled Products such that there are more full pallets of Bottled Products than the Pallet Space Allowance, then Packer shall charge Company $0.67 (zero dollars and sixty-seven cents) per pallet per day for the number of pallets in excess of the Pallet Space Allowance.  An invoice for pallets in excess of the Pallet Space Allowance will be issued to Company for payment at the conclusion of each month, and shall be due Net 15 days from the invoice date.  In withdrawing the Bottled Product from inventory for delivery to Company, Packer will use commercially reasonable efforts to ship the Bottled Product on a FIFO basis unless otherwise instructed by Company in writing.

3.
Maximum Storage Time:  The Shelf Life of the Bottled Product is twelve (12) months from the date of production.  Therefore, Packer will store the Bottled Product for a maximum amount of time not to exceed nine (9) months from the production date.  At the expiration of nine (9) months in storage, Packer will invoice Company for the Bottled Product and Company shall retrieve the Bottled Product at Company’s sole cost and according to the terms of this Agreement herein.

EXHIBIT G

BOTTLE SPECIFICATIONS

Packer will provide the Bottle Specifications as soon as reasonably practicable, but prior to the Commencement of Production Date.  Bottle Specifications may change from time to time, in Packer’s sole discretion, and Company will be provided reasonable approval of any material changes to the Bottle Specifications, with said approval not to be unreasonably conditioned or withheld.